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                                                                    EXHIBIT 23.1
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                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements
(No. 333-78043, No 333-31209, No. 333-05255) on Forms S-8 and registration statement (No. 333-88531) on Form S-3 of Artesian Resources Corporation of our report dated February 11, 2004, with respect to the consolidated balance sheets of Artesian Resource Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of Artesian Resources Corporation.

                                   /s/ KPMG LLP


Philadelphia, Pennsylvania
March 8, 2004